UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 10, 2007
ROCK-TENN COMPANY
(Exact name of registrant as specified in its charter)

Georgia	0-23340	62-0342590

(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

504 Thrasher Street,
Norcross, Georgia	30071

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (770) 448-2193
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Restricted Stock Grants and Stock Options
     On May 10, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of Rock-Tenn Company (the “Company”) made long-term incentive award grants to certain employees of the Company and the following information is being furnished as to grants made to officers with respect to whom disclosure is required. The Committee determined that, for fiscal 2007, there will be three tranches of restricted stock grants pursuant to the Company’s 2004 Incentive Stock Plan (as amended to date, the “Plan”), each of which will have a service condition and either a performance condition or a market condition.
     The first tranche (“Tranche 1”) will have a performance condition based on the annual average return over capital costs (“ROCC”) for each of the two years ended March 31, 2008 and 2009 and the 9 months ended December 31, 2009. The target award of each of the grants will be adjusted based on the Company’s ROCC from March 31, 2007 through December 31, 2009 compared to the ROCC during the same period of each entity included in the Peer Group (as described below), as follows:

Percentile Rank	Percent of Target Award
Top 20%	150
21% to 40%	133
41% to 60%	100
61% to 80%	50
Below 80%	0
     The second tranche (“Tranche 2”) will have a market condition based on the percentage return on common stock purchased on March 31, 2007 and held through December 31, 2009, including reinvestment of all dividends paid thereon during such period (the “Total Shareholder Return”). The target award of each of the grants will be adjusted based on the Company’s Total Shareholder Return from March 31, 2007 through December 31, 2009 compared to the Total Shareholder Return during the same period of each entity included in the Peer Group, as follows:

Percentile Rank	Percent of Target Award
Top 25%	150
26% to 45%	125
46% to 70%	100
71% to 90%	50
Below 90%	0
The Peer Group used for purposes of Tranche 1 includes Caraustar Industries Inc., Cascades, Chesapeake Corp., Graphic Packaging International Corp., International Paper, MeadWestvaco Corp., The Newark Group, Smurfit Stone Container Corp., Sonoco Products Co. and Temple-Inland Inc. The Peer Group used for purposes of Tranche 2 includes all of the same entities, except for The Newark Group, which does not have publicly traded stock.
     All grants made under Tranche 1 and Tranche 2 will vest upon completion of service to March 31, 2010, unless forfeited or vested before such date. The shares will not be deemed issued and will not have voting or dividend rights until they vest. Grants will vest upon death, disability or termination of employment at the convenience of the Company. In addition, grants will fully vest at 150% of the Target Award upon a change of control.
     The third tranche (“Tranche 3”) has a performance condition that will be met upon the achievement of either of the following two criteria:
(1)	the achievement of Credit Agreement Debt to EBITDA (as defined in the Company’s Senior Credit Facility) ratio of 3.25 or lower for the six month period ending September 30, 2007 (provided that the EBITDA for the six month period shall be annualized); or

(2)	the achievement of net earnings of at least $0.60 per share, adjusted to exclude any restructuring costs.
The calculations in clauses (1) and (2) above will be adjusted for any subsequent acquisitions or dispositions.

     Grants made under Tranche 3 will vest in one-third increments upon completion of service on each of May 8, 2009, 2010 and 2011, unless forfeited or vested before such dates. Grants will vest upon death, disability, termination of employment at the convenience of the Company or upon a change of control. The shares will not be deemed issued and will not have voting or dividend rights until the relevant performance conditions have been met. Once the relevant performance conditions have been met, the shares will be deemed issued and will have voting and dividend rights as of that time, but they will be held by the Company and be subject to forfeiture if the service conditions are not met.
     On May 10, 2007, the Committee also approved awards of stock options under the Plan for the purchase of shares of the Company’s common stock with an exercise price of $35.95, the closing sale price on the New York Stock Exchange on May 10, 2007. The stock options will vest in one-third increments on each of May 10, 2008, 2009 and 2010.
     The Committee approved the following restricted stock (Tranche 1, 2 and 3) and stock option grants:

				Stock Options -
	Target Award - # of Shares			# of Shares Subject
Name and Principal Position	Tranche 1	Tranche 2	Tranche 3	to Exercise

James A. Rubright	23,800	23,800	18,500	59,500
Chairman and Chief Executive Officer
David E. Dreibelbis	6,700	6,700	—	16,700
Executive Vice President; General Manager Paperboard Division
Steven C. Voorhees	6,700	6,700	—	16,700
Executive Vice President and Chief Financial Officer
Michael E. Kiepura	6,700	6,700	—	16,700
Executive Vice President; General Manager Folding Carton Division
Robert B. McIntosh	4,800	4,800	—	11,900
Senior Vice President, General Counsel and Secretary
###

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2007
ROCK-TENN COMPANY

	By:	/s/ Steven C. Voorhees

Name: Steven C. Voorhees Title: EVP and CFO